UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2016

Limoneira Company

(Exact name of registrant as specified in its charter)

Delaware	001-34755	77-0260692
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

1141 Cummings Road

Santa Paula, CA 93060

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (805) 525-5541

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5	Corporate Governance and Management
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           On November 15, 2016, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board) of Limoneira Company (the “Company”), the Board elected Elizabeth “Betsy” Blanchard Chess as a Class III director to fill the vacancy created by the retirement of John W. Blanchard. Ms. Chess has not yet been designated as a member of any of the committees of the Board. Ms. Chess will serve as a director until the Annual Meeting of Stockholders to be held in 2017.

Ms. Chess has been actively involved with the Santa Paula and Ventura County agriculture community and various Ventura and Santa Barbara Counties civic and non-profit organizations for many years. Ms. Chess currently works for the Museum of Ventura County as the Director of Development. In that capacity, she raises funds and maintains donor relations for the Museum. In the past, she served as the Executive Director of New West Symphony for which she handled management, fundraising, and community relations for five years. Ms. Chess has also had a long career of editing and publishing a quarterly magazine on central coast farming. Ms. Chess has Bachelor of Arts and Master of Arts degrees in history and European history, respectively from the University of Southern California. Ms. Chess’s extensive experience in, and knowledge of the Santa Paula and Ventura County community provides the Board with an important perspective in the areas of community relations and responsible use of the Company’s land resources.

The Board has determined that Ms. Chess qualifies as an independent director pursuant to the provisions of NASDAQ Rule 5605(a)(2).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2016	LIMONEIRA COMPANY

	By:	/s/ Joseph D. Rumley
Joseph D. Rumley
Chief Financial Officer, Treasurer and Corporate Secretary